Exhibit 99.1

Resource Extraction Payment Report
for the Fiscal Year Ended December 31, 2024

Segment	Project/Subnational Political Jurisdiction	Resource (Mineral) and Method of Extraction	Governmental Recipient/Country	Payment Type	Dollars (in thousands)

Pennsylvania Mining Complex (PAMC)	Pennsylvania	Coal - Underground Mining	U.S. Federal Government	Federal black lung excise taxes	$12,118
	Pennsylvania	Coal - Underground Mining	U.S. Federal Government	Federal reclamation fees	2,350
	Pennsylvania	Coal - Underground Mining	U.S. Federal Government	Black lung benefits	167
	Pennsylvania	Coal - Underground Mining	U.S. Federal Government	Other (1)	255
Total PAMC Payments					$14,890

Itmann Mining Complex (IMC)	West Virginia	Coal - Underground Mining	U.S. Federal Government	Federal black lung excise taxes	$184
	West Virginia	Coal - Underground Mining	U.S. Federal Government	Federal reclamation fees	35
	West Virginia	Coal - Underground Mining	U.S. Federal Government	Other (1)	167
Total IMC Payments					$386

Corporate and Other	(2)	N/A	U.S. Federal Government	Federal income taxes	$37,600
	(2)	N/A	U.S. Federal Government	Federal excise tax on share repurchases	$3,747
	(2)	N/A	U.S. Federal Government	Federal excise tax on insurance premiums	$586
	Illinois	Other (3)	U.S. Federal Government	Black lung benefits	$13
	Kentucky	Other (3)	U.S. Federal Government	Black lung benefits	$414
	Ohio	Other (3)	U.S. Federal Government	Black lung benefits	$269
	Pennsylvania	Other (3)	U.S. Federal Government	Black lung benefits	$316
	Tennessee	Other (3)	U.S. Federal Government	Black lung benefits	$34
	Virginia	Other (3)	U.S. Federal Government	Black lung benefits	$963
	West Virginia	Other (3)	U.S. Federal Government	Black lung benefits	$813

(1)    This amount represents assessments issued by the federal Mine Safety and Health Administration.
(2)    The U.S. federal government levies income taxes and certain excise taxes at the Core Natural Resources, Inc. (“Core”) level rather than on a per project basis. Income tax and certain excise tax payment information in the table above is presented at the Core entity level.
(3)    Other represents black lung benefits related to idle operations.

The following table summarizes Core’s total payments to the U.S federal government by payment type (dollars in thousands):

Fiscal Year Ended
December 31, 2024

Federal black lung excise taxes	$12,302
Federal reclamation fees	2,385
Black lung benefits	2,989
Federal income taxes	37,600
Other federal excise taxes	4,333
Other	422
Total payments to U.S. Federal government	$60,031